Exhibit 99.1

Advanced Cell Technology Announces Second Quarter 2013 Results

MARLBOROUGH, Mass. — August 7th, 2013 – Advanced Cell Technology, Inc. (“ACT”;OTCQB: ACTC), a leader in the field of regenerative medicine, announced today second quarter financial results for the period ended June 30, 2013.

Highlights of the second quarter include:

•	Confirmed that a clinical trial participant showed improvement in vision from 20/400 to 20/40 following treatment with retinal pigment epithelial (RPE) cells derived from human embryonic stem cells (hESCs), which was first reported in a news article on May 15 by Reuters

•	Announced Data Safety Monitoring Board approval to complete the third patient cohort in all three clinical trials

•	Treated 25 patients to date, across all three clinical trials, in the U.S. and Europe

•	Appointed Edward Myles, a 20 year veteran working in finance and operations in the life sciences field, as Chief Financial Officer & Executive Vice President of Corporate Development

Second Quarter 2013 Financial Results

ACT had revenue totaling $58,268 for the 2013 second quarter, compared to revenue of $218,184 in the prior year. Revenue was generated through license fees and royalty payments. Research and Development expenses for the three months ended June 30, 2013 were $2,862,237, compared to $2,068,098 for same period in 2012.

The Company reported a loss from operations of $(5.5) million in the 2013 second quarter compared to a loss from operations of $(4.5) million in the 2012 second quarter. ACT reported a net loss of $(6.6) million or $(0.00) loss per share in the 2013 second quarter, compared to a net loss in the same period of 2012 of $(4.0) million, or $(0.0) per share.

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Net cash used in operations for the 2013 second quarter was $4.2 million, compared to net cash used in operations of $2.9 million in the same period in 2012. The increase in net cash used in operations was a result of ongoing and additional clinical activities, including the addition of a cohort 2a to the U.S. clinical trials. The Company ended the 2013 second quarter with cash and cash equivalents of $5.5 million, compared to approximately $7.2 million at December 31, 2012.

“We are very encouraged with the developments we’ve seen in our clinical trials as we continue to treat new patients without any adverse events and, in many cases, with marked visual acuity improvements,” said Gary Rabin, Chairman and CEO of ACT. “We are also excited by the recent addition of Ted Myles to our team as Chief Financial Officer & EVP of Corporate Development. Ted has already had a positive impact on the operations of the Company and we look forward to the second half of the year as a period of great progress in all aspects of our business.”

The company will hold a conference call and webcast to discuss the second quarter results and provide a corporate update today at 4:30 p.m. EDT. Interested parties may access the call live by dialing (888) 264-3177 and using conference ID 14877847. This event is also being streamed via webcast. The webcast is available at: http://us.meeting-stream.com/advancedcelltechnology080713. A replay of the call will also be available via the same link.

About Advanced Cell Technology, Inc.
Advanced Cell Technology, Inc., is a biotechnology company applying cellular technology in the field of regenerative medicine. For more information, visit www.advancedcell.com, or connect with the Company on Facebook, Twitter, LinkedIn, Google+, and YouTube.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results, future growth in research and development programs, potential applications of our technology, opportunities for the company and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including the report on Form 10-Q for the period ended June 30, 2013 and the Form 10-K for the year ended December 31, 2012. Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. There can be no assurance that the Company’s clinical trials will be successful.

Contact:

Investors:

CEOcast, Inc., James Young, 212-732-4300

Press:

Russo Partners, David Schull, 212-845-4271

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